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                                                                      EXHIBIT 12

                               LAND O'LAKES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)

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


                                                                                    Year Ended December 31,
                                                                                    -----------------------
                                                                    2003          2002         2001        2000         1999
                                                                 ---------      -------      -------      -------      -------
Earnings before income taxes ................................    $ 101,641      $96,685      $66,087      $90,032      $21,498
Plus: Fixed Charges (1) .....................................      100,168       93,475       67,269       63,009       53,602
Less: Capitalized interest ..................................            8          143          126        1,457        1,735
                                                                 -------------------------------------------------------------
        Earnings available to cover fixed charges                $ 201,801     $190,017     $133,230     $151,584      $73,365
Ratio of earnings to fixed charges ..........................         2.0x         2.0x         2.0x         2.4x         1.4x


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(1) Fixed charges consist of the following:

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

                                                                                      Year Ended December 31,
                                                                                      -----------------------
                                                                      2003          2002         2001        2000         1999
                                                                   ---------      -------      -------      -------      -------
Interest expense ............................................      $  82,948      $78,671      $55,684      $52,439      $44,702
Rentals (interest factor) ...................................         17,220       14,804       11,585       10,570        8,900
                                                                   --------------------------------------------------------------
    Total fixed charges .....................................      $ 100,168      $93,475      $67,269      $63,009      $53,602

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